Exhibit 21.1

The GSI Group, Inc.
List of Subsidiaries

Company Name	Location

The GSI Asia Group Sdn. Bhd.	Malaysia
GSI Cumberland C.A.A.	Malaysia
The GSI Group Africa (Proprietary) Limited	South Africa
GSI Cumberland de Mexico, S. de R.L. De C.V.	Mexico
Agromarau Industia E Comercio Ltda.	Brazil
The GSI Group (Shanghai) C., Ltd.	China
The GSI Agricultural Equipments (Shanghai) Co., Ltd.	China
Assumption Leasing Company, Inc.	Illinois
The GSI Group (Canada) Co.	Canada
The GSI Group (Poland) Sp. Z.o.o.	Poland

69